UNITED STATES SECURITIES AND EXCHANGE COMMISSION

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

(Exact name of Registrant as Specified in Its Charter)

Nevada	2833	45-1226465
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4093 Oceanside Blvd, Suite B
Oceanside, California 92056
760-295-7208
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Timothy G. Dixon, CEO
4093 Oceanside Blvd, Suite B
Oceanside, California 92056
760-295-7208
Email: timdixon@tsoimail.com
(Name, address, including zip code, and telephone number including area code, of agent for service)

Copies to:
H.D. Kelso & Associates
Hugh D. Kelso III, Esq, Managing Attorney
8799 Balboa Avenue, Suite 155 San Diego, CA 92123
Ph: 619-840-5056
Email: hdklawfirm@yahoo.com

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[X]	Smaller reporting company	[X]
		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [   ]

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-236338), initially filed by the Registrant on 02/10/2020 and declared effective by the Securities and Exchange Commission on July 28, 2020. The Registrant is filing this Post-Effective Amendment No. 1 pursuant to 462(c) and Rule 415(a)(3), which requires that a shelf registrant comply with Item 512(a) of Regulation S-K, 17 C.F.R. § 229.512(a)(ii) , which requires that a registrant file a post-effective amendment to an initial registration statement "To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.” Registrant is filing the Post-Effective Amendment No. 1 to reflect a change in the actual price per unit for it’s common stock sold pursuant to its Registration, as amended. This Post-Effective Amendment No. 1 does not modify any provision of the Registration Statement other than amending the back page for the same purpose of accurately disclosing price-related information as stated above, as set forth below.

The information included in this filing amends this Registration Statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

As originally filed and subsequently amended, the registrant’s registration statement, and amendments, indicated the amount to be registered of common shares of registrant’s stock to be 167,848,153, which included 8,000,000 donated shares and 159,848,153 shares to be sold to selling stockholders at a proposed offering price of $.003 per share for an aggregate offering price of $500,000.00 USD. Actual issued shares to selling stockholders was 159,848,153 shares of common stock with the offering price of $500,000.00 USD and an actual share price of $0.00312796857 per unit. There is no change to the registration fee amount.

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	167,848,153 (1)	$0.00312796857	$500,000.00	$64.90 (2)

Note 1: Includes 159,848,153 shares purchased pursuant to the Common Stock Purchase Agreement (“CSPA”) dated January 24, 2020 by and between Triton Funds LP and the Company and 8,000,000 (0.0001 par value) shares donated by the Company to Triton Funds LP pursuant to the Donation Agreement (“DA”) and Registration Rights Agreement (“RRA”) dated January 24, 2020, each being attached hereto as Exhibits 1.1, 1.2 and 1.3, respectively.

Note 2: Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Oceanside, California, on October 6, 2020.

Therapeutic Solutions International, Inc.

By:	/Timothy G. Dixon/
Timothy G. Dixon, CEO

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Name	Title	Date

/Timothy G. Dixon/
Timothy G. Dixon	Chairman, President & CEO (Principal Executive Officer)	October 6, 2020
/Thomas E. Ichim/
Thomas Ichim, PhD	Director	October 6, 2020